Exhibit 99.1

Modiv Acquisition Corp. (“MAC SPAC”) Announces Filing of Registration Statement

NEWPORT BEACH, CA (March 24, 2021) — Modiv Acquisition Corp. (“MAC SPAC”) today announced the launch of its initial public offering of 10,000,000 Units. MAC SPAC has applied to have its Units approved for listing on the NYSE American under the symbol “MACS.U.” Each Unit will consist of one share of MAC SPAC’s common stock and one redeemable warrant to purchase one-half share of common stock.

MAC SPAC is a newly organized blank-check company formed by Modiv Venture Fund, LLC, a subsidiary of Modiv Inc., for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. Modiv Inc. is a real estate, fintech and proptech investment manager with a direct-to-consumer platform, having created one of the largest non-listed real estate investment trusts (“REIT”) to be raised via crowdfunding technology. Modiv’s sponsorship of MAC SPAC reflects its continued commitment to innovation and its investor-first focus.

Until MAC SPAC completes its IPO, Modiv is limited by federal securities laws in the information it can discuss regarding its sponsorship of MAC SPAC.

Chardan Capital Markets LLC (“Chardan”) is serving as the underwriter for the offering. MAC SPAC intends to grant the underwriter a 45-day option to purchase up to an additional 1,500,000 Units at the initial public offering price, less the underwriting discount, to cover over-allotments, if any.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering, when available, may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus, when available, may be obtained from Chardan via mail at 17 State Street, Suite 2100, New York, New York 10004 or by email at prospectus@chardan.com.

A registration statement on Form S-1, including a prospectus, which is preliminary and subject to completion, relating to these securities, has been filed with the Securities and Exchange Commission (“SEC”) but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release will not constitute an offer to sell or a solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of MAC SPAC, including those set forth in the Risk Factors section of MAC SPAC’s registration statement on Form S-1 and preliminary prospectus for MAC SPAC’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. MAC SPAC undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact
Alex J. Stockham | Senior Vice President
RUBENSTEIN
astockham@rubenstein.com